FOR IMMEDIATE RELEASE





                         Media Relations:         Investor Relations:
                         Roger W. W. Baker        Daniel A. Conforti
                         (203) 698-5148           (203) 698-5132



             AMERICAN BRANDS COMPLETES OFFER FOR
                   COBRA GOLF INCORPORATED


Old Greenwich, CT, January 24, 1996 -- American Brands, Inc.

(NYSE-AMB) today announced that its subsidiary, HCAC, Inc.,

has successfully completed its tender offer for all

outstanding common shares of Cobra Golf Incorporated (Nasdaq-

CBRA) at $36.00 per share net in cash.

     Preliminary figures indicate 18,313,150 shares

(including 1,371,212 shares tendered pursuant to notices of

guaranteed delivery), representing 98.2% of the outstanding

common shares, were tendered and accepted for payment

subject to the conditions set forth in the offer.

     The offer and withdrawal rights expired at midnight,

New York City time, January 23, 1996.

     The shares of Cobra Golf Incorporated not tendered will

be converted into the right to receive $36.00 per share net

in cash following a merger of HCAC, Inc. into Cobra to be

effected in the near future.

     American Brands is an international consumer products

holding company.  In golf, leading brands include Titleist,

Pinnacle and Foot-Joy.

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